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                                                 EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this Proxy Statement/Prospectus of our report dated March 26, 1998, on our audits of the consolidated financial statements of Eltrax Systems, Inc. as of December 31, 1997 and 1996, and for the year ended December 31, 1997 and the nine month transition period ended December 31, 1996, and of our report dated November 6, 1998, on our audits of the combined financial statements of Encore Systems, Inc. as of December 31, 1997 and 1996, and for the years then ended. We also consent to the reference to our firm under the caption "Experts."



/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
December 7, 1998